EXHIBIT 99.1

For Immediate Release

Contact:

Joe Shiffler

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Expects Restatement of Financials Related to

Stock-Based Compensation

SAN JOSE, Calif. – May 5, 2006 – Power Integrations, Inc. (Nasdaq: POWI) disclosed on March 13, 2006 that it had created a special committee comprised of disinterested members of its board of directors to conduct an internal investigation of company practices related to stock option grants to officers and directors, and related matters. The special committee is being assisted by independent outside legal counsel and accounting experts. At this time, the special committee has not completed its work or reached final conclusions and is continuing its review. The special committee has reached a preliminary conclusion that the actual dates of measurement for certain past stock option grants differed from the recorded grant dates for such awards. As a result, the company expects to record additional non-cash charges for stock-based compensation expenses in prior periods. Based on the special committee’s preliminary conclusion, the company expects that such non-cash charges will be material and that the company may need to restate its historical financial statements for each of the fiscal years 1999 through 2004, and for the first three quarters of the fiscal year ended December 31, 2005. Such charges may also affect future periods. On May 4, 2006, the audit committee of the company’s board of directors concluded that such financial statements and any related reports of its independent registered public accounting firm should no longer be relied upon.

Any such stock-based compensation charges would have the effect of decreasing income from operations, net income and retained earnings figures contained in the company’s historical financial statements. The company does not expect that the anticipated restatements would have a material impact on its historical revenues, cash position or operating expenses not related to stock options.

On May 4, 2006, Howard Earhart resigned as the chairman of the company’s board of directors, and John Cobb resigned as the company’s chief financial officer. The board expects to elect a non-executive chairman from among existing independent directors in the near future, and the company plans to initiate a search for a new chief financial officer immediately.

As announced on March 17, 2006, the company received a Nasdaq Staff Determination stating that the company is not in compliance with Marketplace Rule 4310(c)(14) because it has not timely filed its report on Form 10-K for the year ended December 31, 2005 and, therefore, that its securities are subject to delisting from the Nasdaq National Market. On March 22, 2006, the

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Power Integrations Expects Restatement of Financials

company requested a hearing with Nasdaq to seek an exception to the filing requirement, which hearing was held on April 12, 2006. On May 2, 2006, Nasdaq notified the company that the exception had been granted, and that it would continue to list the company’s shares on the Nasdaq National Market, provided that the company (i) provide Nasdaq with information regarding the final results of the investigation by the special committee on or before June 7, 2006, (ii) file its Form 10-K for the year ended December 31, 2005 and all required restatements on or before July 12, 2006, and (iii) file its Form 10-Q for the quarter ended March 31, 2006 on or before August 2, 2006. In the event the company is unable to comply with the terms of the exception, its securities may be delisted.

The company intends to file its Form 10-K for 2005 and any financial statements required to be restated, as well as its Form 10-Q for the quarter ended March 31, 2006, as soon as practicable after the completion of the special committee’s review.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the company that involve risk and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially include: the results of the review by the special committee of matters relating to the company’s stock option grants including, but not limited to, the accuracy of the stated dates of option grants and whether all proper corporate procedures were followed; the impact of any restatement of financial statements of the company or other actions that may be taken or required as a result of such reviews; the inability of the company’s inability to file reports with the Securities and Exchange Commission; risks associated with the company’s inability to meet Nasdaq requirements for continued listing, including possible delisting; and risks of litigation related to the company’s stock option grants or any restatement of the financial statements of the company. Additional risk factors associated with the company’s business are explained in the company’s annual report on Form 10-K, filed with the SEC on March 16, 2005, and its quarterly report on Form 10-Q, filed on November 7, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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About Power Integrations

Power Integrations, Inc. is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1.5 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s website at www.powerint.com. For information on global energy-efficiency standards and EcoSmart solutions, visit the Power Integrations Green Room at www.powerint.com/greenroom.

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